Exhibit 21

Fortress International Group, Inc.

List of Subsidiaries

VTC, L.L.C, doing business as Total Site Solutions

Vortech, LLC

Innovative Power Systems, Inc.

Rubicon Integration, LLC

Alletag, Inc.

Total Sites Solutions Arizona, LLC